EXHIBIT 99.1

21st Century Holding Company Reports First Quarter 2012 Financial Results

SUNRISE, Fla., May 10, 2012 (GLOBE NEWSWIRE) -- 21st Century Holding Company (the "Company") (Nasdaq:TCHC) today reported results for the quarter ended March 31, 2012.

Highlights include:

  First quarter net income of $1.1 million, or $0.13 per share
  Earnings from insurance operations improved to $0.13 per share for 1st quarter 2012 compared with $0.08 for 4th quarter 2011 and a loss of $0.25 in 1st quarter 2011
  Book value increased to $7.61 compared with $7.32 in the prior quarter and $7.09 in 1st quarter of 2011
  Gross written premiums increased by $4.2 million, or 15.2%, compared with the same three-month period last year
  Continued improvement of the underwriting results; loss ratio improved to 44.7% for the 1st quarter 2012, compared with 75.8% for the 1st quarter 2011

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "Our results continue to reflect the initiatives undertaken during the past few years to improve our underwriting margins and our core business processes. We are committed to the disciplined focus of underwriting and risk management that have now produced favorable underwriting results for three consecutive quarters.   The focus on profitability will continue to show more favorable growth in net written premiums, verses aggressive growth in gross written premiums. We have recently filed for a 10% rate increase on our voluntary homeowners' book of business, which if approved, will further contribute to our increasing earned premium and positive underwriting results.  As we approach the 2012 storm season, we again plan to take a prudent approach to our risk retention in order to adequately protect shareholder and policyholder capital.

The transformation we undertook has begun to produce the sustainable results we believed it would.  We plan to maintain the same focus that has assisted in increasing book value and are encouraged by our recent performance and believe that the momentum we have created will continue."

First Quarter 2012 Financial Review

  For the three months ended March 31, 2012, the Company reported net income of $1.1 million, or $0.13 per share on 7.95 million average undiluted and 7.96 million average diluted shares outstanding, compared with a net loss of $2.0 million, or $0.25 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year.

  Gross premiums written increased $4.2 million, or 15.2%, to $31.3 million for the three months ended March 31, 2012, compared with $27.1 million for the same three-month period last year. Homeowners' gross premiums written increased $4.7 million, or 21.0%, to $27.1 million for the three months ended March 31, 2012, compared with $22.4 million for the same three-month period last year.

  Unearned premiums increased $6.8 million, or 14.1%, to $54.7 million as of March 31, 2012, compared with $47.9 million as of December 31, 2011.

  Net premiums earned increased $1.7 million, or 15.0%, to $12.8 million for the three months ended March 31, 2012, compared with $11.1 million for the same three-month period last year.

  Total revenues increased $1.6 million, or 12.3%, to $14.7 million for the three months ended March 31, 2012, compared with $13.1 million for the same three-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, May 10, 2012. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

            (866) 501-5542

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at www.21stcenturyholding.com or interested parties can click on the following link:

http://www.21stcenturyholding.com/confindex.cfm

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs and collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
Revenue:	2012	2011
Gross premiums written	$31,274,579	$27,144,070
Gross premiums ceded	(1,858,333)	(1,505,426)

Net premiums written	29,416,246	25,638,644

Decrease in prepaid reinsurance premiums	(9,849,849)	(11,520,580)
Increase in unearned premiums	(6,748,522)	(2,974,829)
Net change in prepaid reinsurance premiums and unearned premiums	(16,598,371)	(14,495,409)

Net premiums earned	12,817,875	11,143,235
Commission income	305,441	296,846
Finance revenue	114,284	120,402
Managing general agent fees	533,472	460,535
Net investment income	961,044	970,389
Net realized investment losses	(10,081)	(102,551)
Regulatory assessments recovered	--	106,115
Other income	20,420	130,712

Total revenue	14,742,455	13,125,683

Expenses:
Loss and loss adjustment expenses	5,728,188	8,447,308
Operating and underwriting expenses	2,410,711	2,712,497
Salaries and wages	2,210,758	2,198,429
Policy acquisition costs, net of amortization	2,748,102	2,939,679

Total expenses	13,097,759	16,297,913

Income (loss) before provision for income tax expense (benefit)	1,644,696	(3,172,230)
Provision for income tax expense (benefit)	572,951	(1,165,558)
Net income (loss)	$1,071,745	($2,006,672)
Basic net income (loss) per share	$0.13	($0.25)
Fully diluted net income (loss) per share	$0.13	($0.25)

Weighted average number of common shares outstanding	7,946,384	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	7,962,295	7,946,384

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet	Period Ending
	03/31/12	12/31/11
Total Cash and Investments	$147,325,946	$144,671,932
Total Assets	$183,324,181	$179,980,481
Unpaid Loss and Loss Adjustment Expense	$55,307,812	$59,982,564
Total Liabilities	$122,869,745	$121,835,657
Total Shareholders' Equity	$60,454,436	$58,144,824
Common Stock Outstanding	7,946,834	7,946,384
Book Value Per Share	$7.61	$7.32

Premium Breakout
	3 Months Ending
Line of Business	03/31/12	03/31/11
	(Dollars in thousands)
Homeowners'	$27,086	$22,394
Commercial General Liability	2,420	2,796
Federal Flood	1,079	985
Automobile	689	969

Gross Written Premiums	$31,274	$27,144

Loss Ratios
	3 Months Ending
Line of Business	03/31/12	03/31/11
Homeowners'	42.58%	67.80%
Commercial General Liability	45.28%	84.06%
Automobile	162.43%	178.06%
All Lines	44.69%	75.80%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company